Exhibit 99.1

Fate Therapeutics Presents New Clinical Data at ACR Convergence 2025 Demonstrating Immune Remodeling and Durable Responses in Patients with Systemic Lupus Erythematosus Treated with FT819 Off-the-Shelf CAR T-Cell Therapy

As of a September 25, 2025 data cut-off-date, 10 patients with treatment-refractory, moderate-to-severe Systemic Lupus Erythematosus (SLE) were treated with a single dose of FT819 with less-intensive or no conditioning chemotherapy

Favorable safety profile with no dose-limiting toxicities supports plan to enable same-day discharge post FT819 treatment broadening patient accessibility

All patients surpassing a 3-month post-treatment time point (n=5) showed significant reductions in the SLE Disease Activity Index (SLEDAI-2K) score and Physician’s Global Assessment (PGA)

SLE patients with lupus nephritis (LN) surpassing a 3-month post-treatment time point (n=2) achieved complete renal response (CRR) at 6 months; first patient continues in drug-free Definition of Remission in SLE (DORIS) at 15 months follow-up

Cumulative clinical dataset provides clear evidence for rapid CD19+ B cell depletion and immune remodeling toward a naïve and less pathogenic B-cell repertoire

San Diego — October 26, 2025 — Fate Therapeutics, Inc. (NASDAQ: FATE), a clinical-stage biopharmaceutical company dedicated to bringing a first-in-class pipeline of induced pluripotent stem cell (iPSC)-derived off-the-shelf cellular immunotherapies to patients for broad accessibility, today announced new and updated data from the first 10 patients dosed with FT819 in a Phase 1 clinical trial for the treatment of moderate-to-severe systemic lupus erythematosus (SLE) at the American College of Rheumatology (ACR) Convergence 2025 in Chicago.

“This promising initial clinical data demonstrates that FT819 can deliver transformative outcomes in patients with moderate-to-severe SLE, particularly with reduced or no conditioning chemotherapy,” said Bob Valamehr, Ph.D., M.B.A., President and Chief Executive Officer of Fate Therapeutics. “Having shown meaningful and durable clinical activity, a safety profile enabling plans for same-day discharge, and robust enrollment from the first four enrolling clinical sites, we expect accelerated patient enrollment as additional sites join the study. With many more sites now participating, we aim to promptly complete our Phase 1 trial. In addition, under our RMAT designation, we continue to engage with the FDA on a registrational study design with the goal of initiating a pivotal study next year. We are making great progress on our mission to make FT819 available on-demand, in a true off-the-shelf and cost-effective manner, with the potential to help patients suffering with SLE and other autoimmune diseases.”

New and Updated Clinical Data Summary

The Company is currently conducting a multi-center, Phase 1 clinical trial of FT819, its off-the-shelf, CD19-targeted, 1XX CAR T-cell product candidate, for the treatment of patients with moderate-to-severe SLE, including lupus nephritis and extrarenal lupus (NCT06308978). The study is designed to evaluate the safety, pharmacokinetics, and activity of a single dose of FT819 administered to patients with active refractory lupus with either (i) a less-intensive conditioning regimen (Regimen A; fludarabine (flu)-free conditioning consisting of either cyclophosphamide alone or bendamustine alone), or (ii) a conditioning-free regimen to patients on standard-of-care maintenance therapy (Regimen B). As of the data cut-off date of September 25, 2025, 10 patients (8 on Regimen A, 2 on Regimen B) have been treated with FT819, providing the following key insights:

Less-intensive Conditioning Regimen

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Active Lupus Nephritis. Five patients with active refractory lupus nephritis (prior therapies range between 7 and 8, with all patients having received prior B-cell targeted therapy; baseline SLE Disease Activity Index (SLEDAI-2K) ranging between 8 and 20) were treated with a single dose of FT819 in the less-intensive conditioning regimen. As of the data cut-off date, two patients who were treated at dose level 1 (DL1, 360 million cells) had surpassed the 3-month evaluation timepoint and exhibited significant reductions of 16 and 12 points, respectively, in SLEDAI-2K from baseline and importantly, Urine Protein-to-Creatinine ratio (UPCr) reduction to < 0.5 mg/mg at 6 months. The patient who exhibited a 16 point SLEDAI-2K reduction discontinued steroids and achieved DORIS (definition of remission in SLE) and complete renal response (CRR) at 6 months and remains in steroid-free DORIS and CRR at the 15-month follow-up. The second patient exhibited a 12 point reduction in SLEDAI-2K and achieved CRR at 6 months; however, this patient subsequently experienced a disease flare and at the 12-month evaluation timepoint is under consideration for retreatment with FT819.

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Extrarenal Lupus. Three patients with active moderate-to-severe extrarenal lupus (prior therapies ranging between 3 and 10; baseline SLEDAI-2K ranging between 14 and 18) were treated with a single dose of FT819 in the less-intensive conditioning regimen. As of the data cut-off date, two patients had surpassed the 3-month evaluation timepoint. Both patients were treated at dose level 2 (DL2, 900 million cells). The first patient exhibited a significant reduction of SLEDAI-2K from 18 to 10 at one-month post-treatment; however, this patient was restarted on anifrolumab two months after treatment with FT819, which the patient had been on for the previous 3 years. SLEDAI-2K score and PGA continued to improve thereafter, and DORIS was achieved at 6 months post-treatment with FT819. Notably, these results were not previously achieved for this patient with treatment with combination therapy that included anifrolumab prior to starting treatment with FT819. The second patient also demonstrated significant reduction in SLEDAI-2K score to 6 from a baseline of 16, a meaningful reduction of PGA to 0.4 from a baseline of 2.2 and dramatically improved FACIT score at the 3-month evaluation timepoint.

Conditioning-free Regimen

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Add-on to Maintenance Therapy. Two patients were treated with a single dose of FT819 at 360 million cells in the conditioning-free regimen as an add-on to mycophenolate mofetil maintenance therapy (one patient with extrarenal lupus with prior therapies = 5, baseline SLEDAI-2K = 8; and a second patient with lupus nephritis prior therapies = 8, baseline SLEDAI-2K = 17). As of the data cut-off date, the patient with extrarenal lupus had surpassed the 3-month evaluation timepoint and achieved low lupus disease activity state (LLDAS) by 3 months from FT819 administration, which was maintained at the most recent follow-up at 9 months. The patient also experienced meaningful reductions in SLEDAI-2K to 2 from 8 at baseline and in PGA to 0.5 from 2 at baseline, with steroids that were tapered to less than 5 mg / day.

Safety

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In more than 60 patients treated with FT819 across autoimmune disease and oncology, favorable safety profile continues to be observed with low incidence of low-grade cytokine release syndrome (CRS), no events of immune effector cell-associated neurotoxicity (ICANS), and no events of graft-versus-host disease (GvHD). Specifically, in the 8 safety-evaluable patients treated with FT819 for SLE with at least one month follow-up as of the data cut-off date:

•	there have been no events of ICANS, no events of GvHD, and 3 patients who experienced low-grade CRS (Grade 2 in maximum severity in 1 patient, Grade 1 in maximum severity in 2 patients);

•	no dose-limiting toxicities were observed in any patient; and

•	all patients were discharged following a short-duration of hospitalization post infusion of FT819, supporting the potential for outpatient administration and same-day discharge.

Translational

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In patients treated with less-intensive conditioning chemotherapy, rapid and sustained CD19+ B cell depletion was observed, positively correlating with dose escalation. Upon return of the B cell compartment, naïve B cell emergence beyond baseline levels was observed, suggestive of an immune reset and correlative to reduction in disease burden.

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In patients treated without conditioning chemotherapy, a meaningful reduction in CD19+ B cells was also observed, alongside reduction in expanded B-cell clones and remodeling of the B cell compartment that correlated with improvement in disease activity scores.

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These observations underscore the unique ability of FT819 to remodel the B-cell repertoire toward a more naïve and less pathogenic state without the need for intensive conditioning chemotherapy. The mechanistic remodeling of the B cell compartment supports immune restoration as a driver of clinical remission, reinforcing transformative potential of FT819 in autoimmune disease treatment.

Program Expansion and Outlook

The Company has initiated independent dose-expansion cohorts in anti-neutrophilic cytoplasmic antibody-associated vasculitis (AAV), idiopathic inflammatory myositis (IIM), and systemic sclerosis (SSc). In addition, the Company is actively engaged under its Regenerative Medicine Advanced Therapy (RMAT) designation with the U.S. Food and Drug Administration (FDA) to align on a registrational study design with the goal to initiate a pivotal study in 2026. The Company currently has approximately 600 cryopreserved drug product bags of FT819 in inventory available for treatment of patients.

Below are links to the Company Presentations at the 2025 ACR Convergence:

Sunday, October 26, 2025

Poster Presentation | Abstract #0663

iPSC-Derived, Off-the-Shelf anti-CD19 CAR T cells Deliver Improved Clinical Outcomes in Lupus with Reduced or No Conditioning Chemotherapy

Session Title: Systemic Lupus Erythematosus – Treatment Poster I

Session Time: 11:30AM – 1:30PM ET

Monday, October 27, 2025

Poster Presentation | Abstract #1270

Increasing Participation in the FT819 Cell Therapy Trial Amongst People Living with Lupus: A Focus Group Study

Session Title: Patient Outcomes, Preferences, & Attitudes Poster II

Session Time: 11:30AM – 1:30PM ET

Tuesday, October 28, 2025

Poster Presentation | Abstract #2454

Longitudinal Analysis of B cell Remodeling in Systemic Lupus Erythematosus Following iPSC-derived CAR T-cell Therapy

Session Title: Systemic Lupus Erythematosus – Treatment Poster III

Session Time: 11:30AM – 1:30PM ET

About Fate Therapeutics’ iPSC Product Platform

Human induced pluripotent stem cells (iPSCs) possess the unique dual properties of unlimited self-renewal and differentiation potential into all cell types of the body. The Company’s proprietary iPSC product platform combines multiplexed-engineering of human iPSCs with single-cell selection to create clonal master iPSC lines. Analogous to master cell lines used to mass produce biopharmaceutical drug products such as monoclonal antibodies, the Company utilizes its clonal master iPSC lines as a starting cell source to manufacture engineered cell products which are well-defined and uniform in composition, can be stored in inventory for off-the-shelf availability, can be administered in combination with other therapies, and can potentially reach a broad patient population. As a result, the Company’s platform is uniquely designed to overcome numerous limitations associated with patient- and donor-sourced cell therapies. Fate Therapeutics’ iPSC product platform is supported by an intellectual property portfolio of over 500 issued patents and 500 pending patent applications.

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company dedicated to bringing a pipeline of induced pluripotent stem cell (iPSC)-derived cellular immunotherapies to patients. Using its proprietary iPSC product platform, the Company has established a leadership position in creating multiplexed-engineered master iPSC lines and in the manufacture and clinical development of off-the-shelf, iPSC-derived cell products. The Company’s pipeline includes iPSC-derived T-cell and natural killer (NK) cell product candidates, which are selectively designed, incorporate novel synthetic controls of cell function, and are intended to deliver multiple therapeutic mechanisms to patients. Fate Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the safety and therapeutic potential of the Company’s product candidates, including FT819, the Company’s progress, plans and timelines for the clinical investigation of its product candidates, including the Company’s plans to complete IND-enabling studies and to submit IND applications for its product candidates, the initiation and continuation of enrollment in the Company’s clinical trials, the initiation of additional clinical trials, including in new indications, and additional dose cohorts in ongoing clinical trials of the Company’s product candidates, the availability of data from the Company’s clinical trials and the Company’s plans to provide updates on its clinical trials, the therapeutic and market potential of the Company’s research and development programs and product candidates, and the Company’s clinical and product development strategy. These and any other forward-looking statements in this release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Company’s product candidates, including those product candidates in clinical investigation, may not demonstrate the requisite safety, efficacy, or other attributes to warrant further development or to achieve regulatory approval, the risk that results observed in prior studies of the Company’s product candidates, including preclinical studies and clinical trials, will not be observed in ongoing or future studies involving these product candidates, the risk of a delay or difficulties in the manufacturing of the Company’s product candidates or in the initiation and conduct of, or enrollment of patients in, any clinical trials, the risk that the Company may cease or delay preclinical or clinical development of any of its product candidates for a variety of reasons (including requirements that may be imposed by regulatory authorities on the initiation or conduct of clinical trials, changes in the therapeutic, regulatory, or competitive landscape for which the Company’s product candidates are being developed, the amount and type of data to be generated or otherwise to support regulatory approval, difficulties or delays in patient enrollment and continuation in the Company’s ongoing and planned clinical trials, difficulties in manufacturing or supplying the Company’s product candidates for clinical testing, failure to demonstrate that a product candidate has the requisite safety, efficacy, or other attributes to warrant further development, and any adverse events or other negative results that may be observed during preclinical or clinical development), and the risk that its product candidates may not produce therapeutic benefits or may cause other unanticipated adverse effects. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the risks and uncertainties detailed in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to the Company’s most recently filed periodic report, and from time to time in the Company’s press releases and other investor communications. Fate Therapeutics is providing the information in this release as of this date and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Contact:

Christina Tartaglia

Precision AQ

212.362.1200

christina.tartaglia@precisionaq.com